Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

Exhibit 10.1

EXECUTION VERSION

INVOICE PURCHASE AND SALE AGREEMENT

THIS INVOICE PURCHASE AND SALE AGREEMENT (“Agreement”) is made on this 14th day of December 2023 between bluebird bio, inc., a Delaware Corporation (“Seller”), and Alterna Capital Solutions LLC, a Florida limited liability company (“Purchaser”).

1. Definitions and Index to Definitions. The following terms shall have the following meanings. All capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in the Uniform Commercial Code (the “UCC”) as adopted in the Chosen State:

1.1. “Account” – the right to payment of a monetary obligation, whether or not earned by performance, for property that has been or is to be sold, licensed, assigned, or otherwise disposed of or for services rendered or to be rendered.

1.2. “Account Debtor”—any person who is obligated to Seller on an Account.

1.3. “Advance Rate” – 90%, provided if Dilution exceeds 5% in the aggregate for all Purchased Receivables, the Parties shall negotiate in good faith a new Advance Rate.

1.4. “Affiliate”—with respect to any Person, any Person controlled by such Person, controlling such Person, or under common control with such Person, with “control” meaning: (a) 50% or more ownership of voting interests; or (b) the right to direct the management and business affairs of a Person.

1.5. “Avoidance Claim” - Any claim that a payment received by Purchaser is a preference or otherwise avoidable under the United States Bankruptcy Code or any other debtor-relief statute.

1.6. “Balance Subject to Funds Usage Daily Rate” - The unpaid Face Amount due on all Purchased Accounts (other than past due Purchased Accounts) minus any positive balance of the Reserve Account.

1.7. “Business Day” – A day on which a bank is open for business in the Chosen State.

1.8. “Change of Control”—A merger, consolidation or transfer of equity securities (pursuant to a single transaction or series of related transactions) of Seller, with or to any independent third party, which, in any case, results in the equity holders of Seller immediately prior to such transaction possessing less than a majority of the beneficial voting power or ownership interests of Seller’s, or any successor entity’s issued and outstanding equity securities immediately after such transaction or series of such transactions; or a sale, lease or exclusive license, in a single transaction or series of related transactions, to an independent third party of all or substantially all of Seller’s assets (other than a disposition of such assets as an entirety or virtually as an entirety to a wholly-owned Subsidiary of Seller);

1.9. “Chosen State” – Florida.

1.10. “Clearance Days” – Three (3) Business Days.

1.11. “Closed”—An Account for which Purchaser has received full payment.

1.12. “Collateral” – All Purchased Accounts.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

1.13. “Collateral Monitoring Fee”—0.05% of the Balance Subject to the Daily Funds Usage Rate for each month, which shall be charged and paid on the last day of each month.

1.14. “Complete Termination”—Complete Termination occurs upon satisfaction of the following conditions: (i) payment in full of all Obligations of Seller to Purchaser and (ii) Seller and all guarantors of the Obligations have executed and delivered to Purchaser a general release substantially in a form attached hereto as Exhibit A.

1.15. “Dispute” – See Section 2.

1.16. “Dilution” – With respect to any Eligible Account, all reductions in the Face Amount thereof as a result of Disputes; provided, that neither Credit Risk nor an Insolvency Default shall constitute Dilution.

1.17. “Early Termination Fee” - See Section 21.1.

1.18. “Eligible Account” – An Account satisfying the following conditions, as determined by the Purchaser in its reasonable discretion: (i) amounts due from domestic customers, (ii) billed and payable in US Dollars, (iii) no more than (a) 60 days past due or (b) [***] from original invoice date, (iv) represent goods or services fully delivered or rendered and (v) not subject to Dilution or Dispute, in each case, as determined on the related Purchase Date.

1.19. “Events of Default” - See Section 19 herein.

1.20. “Face Amount”—The outstanding amount due on an Account on the Purchase Date.

1.21. “Facility Fee”- 1% of the Maximum Amount, which shall be payable by Seller at closing and on any incremental increases to the Maximum Amount and on the first day of each Renewal Term.

1.22. “Funds Usage Daily Fee” – The fee accruing on a daily basis, and charged to the Reserve Account in accordance with Section 6, on the Balance Subject to Daily Funds Usage Rate, which shall be calculated as the product of (i) 360, (ii) Daily Funds Usage Percentage and (iii) the Balance Subject to Daily Funds Usage Rate. The Funds Usage Percentage shall be the Prime Rate plus 1.35%, but at no time less than 9.85% per annum or more than 11.85% per annum. The Funds Usage Percentage shall increase or decrease on the same date as any change in the Prime Rate, by the Prime Rate Adjustment.

1.23. “Daily Funds Usage Percentage” – 0.0274%.

1.24. “Ineligible Account” – A Purchased Account that is not an Eligible Account on the related Purchase Date as reasonably determined by Purchaser.

1.25. “Insolvent” – With respect to any Account Debtor and any Account, (a) such Account Debtor has failed to pay any amounts due in respect of such Account solely as a result of (i) the sum of such Account Debtor’s debts being greater than the sum of its assets or (ii) a general inability of Account Debtor to pay its debts as they become due; (b) a voluntary or involuntary petition has been filed to declare such Account Debtor bankrupt or to allow reorganization or refinancing under a plan to meet the debts of such Account Debtor under any applicable bankruptcy law or (c) Purchaser has otherwise determined that such Account Debtor is insolvent.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

1.26. “Insolvency Default” – As defined in Section 8.

1.27. “Invoice” - The document that evidences or is intended to evidence an Account. Where the context so requires, reference to an Invoice shall be deemed to refer to the Account to which it relates.

1.28. “Material Adverse Change”—An event that results or is reasonably likely to result in (a) a material adverse change in the financial condition, operations or properties of Seller or that materially impairs the ability of Seller to fulfill its obligations hereunder, (b) a material deterioration in the value of the Purchased Accounts, or (c) the impairment of the validity or enforceability of, or a material adverse effect on the rights, remedies or benefits available to, Purchaser under this Agreement.

1.29. “Maximum Amount” –Up to $100,000,000.00 of Balance subject to Funds Usage Daily Rate at any given time.

1.30. “Misdirected Payment Fee” – The fee the Seller shall pay to the Purchaser for each payment on account of a Purchased Account which has been received by Seller or by a third party (“Misdirected Payment”) and not paid to Purchaser on the third Business Day following the later of (a) the date of receipt of the Misdirected Payment by Seller or a third party or (b) the date of Seller’s knowledge of receipt of the Misdirected Payment by such third party. The amount of the Misdirected Payment Fee shall be 15% of the amount of the Misdirected Payment.

1.31. “Obligations”—All present and future Obligations and liabilities owing by Seller to Purchaser, whether direct or indirect, absolute or contingent, charged to the Reserve Account or directly payable, including without limitation fees, and costs, arising hereunder, and whether arising before, during or after the commencement of any case filed under title 11 of the United States Bankruptcy Code or any other debtor relief proceeding in which Seller is a Debtor.

1.32. “Parties” - Seller and Purchaser.

1.33. “Payor” - An Account Debtor, other obligor, or entity obligated on an Account, making payment on behalf of such party.

1.34. “Person” - Any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

1.35. “Prime Rate” - means, for any day, the rate of interest in effect for such day that is identified and normally published by The Wall Street Journal as the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates), with any change in Prime Rate to become effective as of the date the rate of interest which is so identified as the “Prime Rate” is different from that published on the preceding Business Day. If The Wall Street Journal no longer reports the Prime Rate, or if the Prime Rate no longer exists, then the Purchaser may select a reasonably comparable index or source to use as the basis for the Prime Rate.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

1.36. Prime Rate Adjustment” – 0.0007% for every 0.25% change in the Prime Rate when compared to the existing Prime Rate.

1.37. “Purchase Date”—The date on which Purchaser has purchased an Account.

1.38. “Purchase Price” - The Face Amount of a Purchased Account on the Purchase Date.

1.39. “Purchased Account” - An Account purchased by Purchaser which is not Closed.

1.40. “Purchased Eligible Account” – An Eligible Account purchased by Purchaser which is not Closed.

1.41. “Renewal Term” – See Section 21.

1.42. “Required Reserve Amount” – The Reserve Percentage multiplied by the unpaid balance of all Purchased Accounts, plus all accrued fees and expenses that have not been paid or charged to the Reserve Account.

1.43. “Reserve Account” - A bookkeeping account on the books of the Purchaser representing the portion of the Purchase Price which has not been paid by Purchaser to Seller, maintained by Purchaser to secure Seller’s performance with the provisions hereof.

1.44. “Reserve Percentage”— 100% minus the Advance Rate.

1.45. “Reserve Shortfall” - The amount by which the Reserve Account is less than the Required Reserve Amount.

1.46. “Term” - See Section 21.

1.47. “Termination Date”—The earlier of (i) the date on which Purchaser terminates this Agreement pursuant to Section 21 hereof during the continuance of an Event of Default, or (ii) the end of the Term or the last Renewal Term which was not extended under Section 21.

2. Assignment and Sale. Seller hereby sells and shall continue to sell to Purchaser as absolute owner, and Purchaser hereby purchases and shall continue to purchase from Seller, without recourse (except as otherwise provided in this paragraph) Seller’s Eligible Accounts. Each such Account shall be accompanied by such documentation supporting and evidencing the Account as Purchaser may reasonably request and each such sale shall become effective upon payment of the Purchase Price as provided in this Section 2. Purchaser shall pay the Purchase Price of any Purchased Account, less (i) the Reserve Percentage multiplied by the Purchase Price and (ii) any amounts due to Purchaser from Seller, within two (2) Business Days of the Purchase Date. Seller represents that all Purchased Accounts are sold to Purchaser free and clear of any claims as of the related Purchase Date. With respect to Purchased Accounts, Purchaser agrees to assume the risk of any loss, to the extent such Purchased Account exceeds the Required Reserve Amount, arising solely from the inability of any Account Debtor and/or Payor to pay any invoice relating to such Account at maturity or when such amount otherwise becomes due (“Credit Risk”) or from an Insolvency Default,

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

provided that such Account Debtor and/or Payor has received and accepted the related goods or services without any dispute, deduction, setoff, defense, claim or counterclaim of any kind by such Account Debtor and/or Payor against Seller relating to such goods or services (a “Dispute”). For the avoidance of doubt, neither Credit Risk nor an Insolvency Default shall be considered a Dispute.

3. Reserve Account.

3.1. Purchaser may pay any amounts due Seller hereunder by a credit to the Reserve Account.

3.2. Seller shall pay to Purchaser within 3 Business Days of written demand the amount of any Reserve Shortfall.

3.3. Purchaser shall pay to Seller upon Seller’s request, any amount by which the Reserve Account exceeds the Required Reserve Amount.

3.4. Purchaser may charge the Reserve Account with any Obligation then due and payable.

3.5. Except as provided in Section 3.3, Purchaser may retain the Reserve Account until Complete Termination.

4. Notice of Assignment and Lock Box. Once per Account Debtor, or as otherwise reasonably necessary to seek collection for Purchased Accounts, Purchaser is authorized to notify any Account Debtor obligated with respect to any Purchased Account that the Purchased Accounts have been assigned to Purchaser by Seller and that payment thereof is to be made to the order of and directly and solely to Purchaser.

5. Authorization for Purchases. Subject to the terms and conditions of this Agreement, Purchaser is authorized to purchase Accounts upon telephonic, facsimile, or other instructions received from anyone purporting to be an officer, employee, or representative of Seller.

6. Fees. Purchaser shall charge the Reserve Account, throughout the Term and any Renewal Term of this Agreement, the following fees: the Collateral Monitoring Fee, Facility Fee, the Funds Usage Daily Fee, and Early Termination Fee on the date(s) that each fee is due and payable as set forth in Sections 1.13, 1.17, 1.21, and 1.22, herein. All computations of fees shall be made by Purchaser on the basis of a three hundred and sixty (360) day year, for the actual number of days elapsed. The actual number of days excludes the day on which the funds are advanced and includes the day on which the fee is paid. Unless Seller objects within ten (10) calendar days, each determination by Purchaser of a fee hereunder shall be conclusive and binding for all purposes absent manifest error.

7. Other Charges and Expenses. Purchaser shall charge the Reserve Account for the following costs and expenses incurred in connection with this Agreement: $20.00 per wire, the actual field examination fees directly incurred by Purchaser in the administration of this Agreement, and all reasonable attorney’s fees and costs actually incurred by Purchaser in connection with this Agreement up to $50,000 (collectively, “Reimbursable Expenses.”). Reimbursable Expenses are due at the time of execution of this Agreement and shall be charged to the Reserve Account or shall become Obligations.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

8. Repurchase of Accounts. Seller shall within five (5) Business Days of demand by Purchaser repurchase any Purchased Account that is an Ineligible Account or become subject to a Dispute that has not been resolved by the due date therefor; provided that the Seller shall not be required to so repurchase where the sole reason the Account Debtor has failed to pay any amounts due in respect of such Purchased Account is due to such Account Debtor being Insolvent (such nonpayment, an “Insolvency Default”) or due to the Credit Risk of such Account Debtor and/or any other Payor, provided that such Account Debtor and/or Payor has received and accepted the related goods or services without any Dispute. For the avoidance of doubt, Purchaser hereby assumes and, upon Purchaser’s purchase of any Purchased Account, Purchaser shall, to the extent such Purchased Account exceeds the Required Reserve Amount, bear the risk of any and all losses, costs, expenses or claims arising from any Insolvency Default by or Credit Risk of an Account Debtor that is not an Affiliate of Seller. In the event Seller is required to repurchase a Purchased Account hereunder, Purchaser shall charge the Reserve Account for the then unpaid Face Amount on the Purchased Account, together with any accrued but unpaid fees relating to the Purchased Account. Purchaser shall release its security interest in any Purchased Account repurchased by Seller. In furtherance of the foregoing, Seller hereby acknowledges and agrees that Purchaser may set off any amounts owing to Seller from Purchaser in connection with Seller’s repurchase obligations hereunder.

9. Security Interest. To secure payment and performance of all present and future Obligations of Seller to Purchaser, Seller grants to Purchaser a continuing first priority security interest in and to the Collateral. Seller shall execute and deliver to Purchaser such documents and instruments, including without limitation, UCC-1 financing statements, as Purchaser may request from time to time in order to evidence and perfect its security interest in the Collateral. Seller authorizes Purchaser to file a UCC-1 financing statement, including without limitation, original financing statements, amendments, and continuation statements, in all jurisdictions and offices Purchaser deems appropriate which names Seller as the debtor and describes the Collateral. Notwithstanding the creation of this security interest, it is the intent of the Parties that the relationship of the Parties in respect to all Purchased Accounts shall at all times be that of purchaser and seller, and not that of lender and borrower. Purchaser is not and shall not be a fiduciary of Seller.

10. Clearance Days. Clearance Days shall be added to the date on which Purchaser receives any payment before such payment is credited to reduce outstanding amounts due hereunder.

11. Authorization to Purchaser. Seller will attempt to work with the Purchaser to develop a reasonable plan to implement, at Seller’s sole expense, the powers identified in this Section 11. Notwithstanding the foregoing, Purchaser shall have sole discretion to exercise (x) at any time, any of the following powers: (a) receive, take, endorse, assign, deliver, accept and deposit, in the name of Purchaser or Seller, proceeds of any Purchased Account; (b) take or bring, in the name of Purchaser or Seller, all steps, actions, suits or proceedings deemed by Purchaser necessary or desirable to effect collection for such Purchased Accounts; (c) with respect to any credit insurance policy in which Seller is an insured, in the name of Seller and/or Purchaser: (i) file a claim thereunder; and (ii) as required under the policy, assign to the insurer any rights that Seller and/or Purchaser may have in Purchased Accounts; (d) pay any sums necessary to discharge any lien, claim, or encumbrance which is senior to Purchaser’s security interest in the Collateral and (e) communicate directly with Seller’s Account Debtors on Purchased Accounts and/or Payors to verify the amount and validity of any Purchased Account created by Seller; (i) endorse and deposit on behalf of Seller any checks tendered by an Account Debtor “in full payment” of its obligation to Seller on Purchased Accounts; or (y) during the continuation of an Event of Default, any of the following powers until all of the Obligations have been fully satisfied and discharged: (a) file any claim under (i) any bond or (ii) under any trust fund with respect to any of the foregoing issued for the benefit of Seller individually or as a member of

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

a class or group; (b) file in the name of Seller or Purchaser or both (i) mechanics lien or related notices, or (ii) claims under any payment bond, in connection with goods or services sold by Seller in connection with the improvement of realty and (c) in Purchaser’s name or on behalf of Seller, with Seller to be bound thereby, extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions (collectively, a “Settlement”), all Purchased Accounts and discharge or release any Account Debtor or other obligor (including filing of any public record releasing any lien granted to Seller by such Account Debtor on Purchased Accounts), without affecting any of the Obligations, in each case, with the objective of maximizing recoveries. All settlements are presumed to be commercially reasonable, with the burden of proof on Seller with respect thereto.

12. Agreements by Seller.

Seller shall not: (a) grant any extension of time for payment of any Purchased Accounts,(b) compromise or settle any of Purchased Accounts for less than the full amount, (c) release in whole or in part any Payor on Purchased Accounts, or (d) grant credits, discounts, allowances, deductions, or return authorizations for any Purchased Accounts, in each case, unless Seller shall have first agreed to repurchase the affected Purchased Accounts.

12.1. Seller shall keep at its principal place of business for a period of five years all books of account and business records relating to the Collateral customary for the industry, which books and records are subject to inspection by Purchaser and its agents and representatives during normal business hours on reasonable advance written notice. Seller shall permit Purchaser or its designee to make copies of such books and records as Purchaser may request.

12.2. Seller shall give Purchaser thirty (30) Business Days’ prior written notice of any proposed change to its present name, the address of its headquarters or where its books and records are located, and any proposed change to its jurisdiction of organization or type of legal organization.

12.3. Seller shall pay when due all of its payroll and other taxes.

12.4. Seller shall not create, incur, or permit the existence of any lien upon any Collateral without prior consent of Purchaser, which consent will not be unreasonably withheld so long as the subordinate secured party and Purchaser enter into a consent agreement acceptable to Purchaser. As of the date of this Agreement, Purchaser consents to the existence of the UCC liens identified on Schedule A attached hereto, which are in existence as of the date of this Agreement, subject to the terms and conditions set forth in Schedule A.

12.5. Seller shall pay to Purchaser within 3 Business Days following the date of receipt by Seller the amount of (a) any payment on account of a Purchased Account; Seller shall hold the funds described herein in trust for Purchaser.

12.6. Seller shall provide to Purchaser, within ten (10) days of the end of each calendar month a detailed aging of accounts receivable as of the last day of each month.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

12.7. Seller shall provide to Purchaser, annually within 90 days after the close of Seller’s fiscal year, financial statements, including a profit and loss statement and balance sheet. provided that, all financial statements or other information required to be furnished pursuant to this section 12.6 shall be deemed to be delivered on the date (i) on which Seller posts such documents, or provides a link thereto on Seller’s website (or such other website address as the Seller may specify by written notice to the Purchaser from time to time) or (ii) on which such documents are posted on an internet or intranet website to which the Purchaser has access (whether a commercial, government or third-party website or whether sponsored by or on behalf of the Purchaser).

12.8. In the event that Purchaser sends a notice of assignment to a Payor obligated with respect to any Purchased Account pursuant to Section 11(g), (a) Seller shall not direct such Payor to pay such Purchased Account to Seller or any other entity or individual, or undermine or interfere with such notice of assignment in any manner; and (b) Seller agrees that a violation of this Section 12.7 will put the value of the Collateral at risk and will cause irreparable harm to Purchaser and Purchaser shall be entitled to seek injunctive relief to prevent such violation without the necessity of proving that actual damages are not an adequate remedy.

13. Account Statement. Purchaser may make available to Seller a statement setting forth the transactions arising hereunder. Absent manifest error, each statement shall be considered correct and binding upon Seller as an account statement, except to the extent that Purchaser receives, within thirty (30) days after the availability of such statement, written notice from Seller of any specific exceptions by Seller to that statement, and then it shall be binding against Seller as to any items to which it has not objected.

14. Account Disputes. Seller shall notify Purchaser of all Disputes concerning any Purchased Account that are not resolved by the due date therefor.

15. Overadvance. If at any time and for any reason the total aggregate amount of outstanding Balance Subject to Funds Usage Daily Rate exceeds the Maximum Amount (any such excess being an “Overadvance”), Seller will upon demand by Purchaser immediately pay to Purchaser in cash the amount of any such Overadvance, unless the Overadvance is preapproved, at which point the terms of the Overadvance Rider, in a form attached hereto as Exhibit B, shall control. Without affecting Seller’s obligation to immediately repay to Purchaser the amount of each Overadvance, Seller shall pay Purchaser a fee (the “Overadvance Fee”) in an amount of $500.00 per each occurrence of an Overadvance. Without limiting the foregoing, all Overadvances shall be deemed Obligations and shall be secured by the Collateral and guaranteed under all guaranties executed in connection with the Agreement.

16. Representation and Warranties. Seller represents and warrants that (a) Seller is fully authorized to enter into this Agreement; (b) this Agreement constitutes a legal and valid obligation that is binding upon Seller and that is enforceable against it; (c) Seller is solvent and in good standing in the state of its organization; (d) there are no pending actions, suits, or other legal proceedings of any kind (whether civil or criminal) now pending (or, to its knowledge, threatened) against Seller, which would in any material respect reasonably be expected to affect its ability to perform its obligations under this Agreement; (e) Seller has not conducted business under or used any other name, whether legal or fictitious; (f) as of the Purchase Date, the Purchased Accounts are (i) bona fide existing Obligations created by the sale and delivery of goods or the rendition of services in the ordinary course of its business, (ii) unconditionally owed (subject to applicable bankruptcy and insolvency limitations) without any Dispute, (iii) not sales to any Affiliates of Seller, and (iv) “arm’s length” transactions; (g) as of the Purchase Date, Seller has not received

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any applicable Account Debtor regarding Purchased Accounts; (h) None of the Seller, any of its subsidiaries, any director or officer, or any employee, agent, or Affiliate, of the Seller or any of its subsidiaries is a person that is, or is owned or controlled by persons that are, (i) the subject of any sanctions administered or enforced by the US Department of the Treasury’s Office of Foreign Assets Control, the US Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Hong Kong Monetary Authority or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, currently, Cuba, the Crimea region of Ukraine, Iran, North Korea, Sudan and Syria (i) None of the Seller or any of its subsidiaries, nor to the knowledge of the Seller, any director, officer, agent, employee, Affiliate or other person acting on behalf of the Seller or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010 (the “UK Bribery Act”) and the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”). Furthermore, the Seller and, to the knowledge of the Seller, its Affiliates have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

17. Indemnification. Seller agrees to indemnify Purchaser and hold it harmless against any and all manner of suits, claims, liabilities, demands, damages, expenses, reasonable attorneys’ fees, and collection costs resulting from or arising out of this Agreement (“Indemnified Loss”) due to (i) the material breach by the Seller of its covenants, representations or warranties set forth in this Agreement, (ii) any misappropriation or theft of proceeds of the Accounts by the Seller, (iii) the gross negligence or willful misconduct of the Seller in its performance of its duties hereunder or (iv) any failure by the Seller in servicing the Purchased Accounts hereunder to comply in any material respect with any Applicable Law; provided, however, that (A) the Seller shall not indemnify any Purchaser against any loss, damage, liability or cost, fee or expense incurred by such Purchaser to the extent arising out of or related to any Purchaser’s (i) breach of this Agreement, (ii) failure to comply in any material respect with Applicable Law, (iii) fraud or (iv) act or omission constituting gross negligence or willful misconduct and (B) nothing in this Section 17 shall be construed as to require the Seller to provide indemnification for any Losses that have the effect of recourse for nonpayment of the Purchased Assets due to Credit Risk or an Insolvency Default. Seller shall pay to Purchaser on demand the amount of such Indemnified Loss within 30 days. Without limiting the generality of the foregoing, the Seller’s indemnification shall include but not be limited to, any loss arising out of the Purchaser’s exercise of its rights pursuant to Section 11 herein. This provision shall survive termination of this Agreement.

18. Disclaimer of Liability. Purchaser will not be liable to Seller and Seller will not be liable to Purchaser for any lost profits, lost savings or other consequential, incidental, punitive, or special damages resulting from or arising out of or in connection with this Agreement.

19. Default and Events of Default. The following events will constitute an Event of Default hereunder:

(a) Seller defaults in the payment of any Obligations when due and payable and does not cure the default within three (3) Business Days of the default; (b) Seller fails to perform in any material respect any covenant or agreement, provision or other undertaking under this Agreement and the same remains uncured ten (10) Business Days following written notice thereof from Purchaser; (c) any representation or warranty of the Seller contained in this Agreement proves to be false in any material respect when made and the same

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

remains uncured ten (10) Business Days following written notice thereof from Purchaser; (d) Seller becomes subject to any debtor-relief proceedings; and (e) any lien, garnishment, attachment or the like shall be issued against or shall attach to the Purchased Accounts, the Collateral or any portion thereof and the same is not released within five (5) days.

PURCHASER’S FAILURE TO CHARGE OR ACCRUE FEES AT ANY “DEFAULT” OR “PAST DUE” RATE SHALL NOT BE DEEMED A WAIVER BY PURCHASER OF ITS CLAIM FOR SUCH FEES

Upon the occurrence of any Event of Default, in addition to any rights Purchaser has under this Agreement or applicable law, Purchaser may immediately terminate this Agreement, at which time this Agreement shall terminate and no further purchases of Purchased Receivables shall occur.

20. Amendment and Waiver. This Agreement may only be modified in writing signed by all Parties. No failure or delay in exercising any right shall impair any right that Purchaser has, nor shall any waiver by Purchaser be deemed a waiver of any default or breach occurring subsequently. Purchaser’s rights and remedies are cumulative and not exclusive of each other or of any rights or remedies that Purchaser would otherwise have.

21. Term and Termination Date. This Agreement shall be effective when executed by all of the Parties, shall continue in full force and effect for 12 months thereafter (the “Term”), and shall be further extended automatically annually (the “Renewal Term”), unless Seller provides written notice of its intention to terminate at least sixty (60) days prior the end of the respective Term or Renewal Term. Notwithstanding the preceding sentence, Seller’s obligations to pay the Obligations as they may become due shall survive any such termination .

21.1. If Seller provides notice of its intent to terminate under Section 21.2 herein, then in addition to any other fees or amounts due under this Agreement, Seller agrees that it will pay Purchaser an Early Termination Fee equal to 2% of the Maximum Amount if this Agreement is terminated during the first 12 months of this Agreement and 0.75% of the Maximum Amount if this Agreement is terminated during subsequent Terms, provided that Seller has given Purchaser 60 days’ notice of termination (“Early Termination Fee”). The Early Termination Fee will be waived should the Seller obtain traditional financing with a corporate credit facility or a royalty financing transaction.

21.2. Purchaser may terminate this Agreement at any time by giving Seller thirty (30) days’ prior written notice of termination, whereupon this Agreement shall terminate on the later date of thirty (30) days thereafter or the end of the then current Term or Renewal Term.

22. No Lien Termination without Release. In recognition of the Purchaser’s right to have its attorneys’ fees and other expenses incurred in connection with this Agreement secured by the Collateral, notwithstanding payment in full of all Obligations by Seller, Purchaser shall not be required to record any terminations or satisfactions of any of Purchaser’s liens on the Collateral unless and until Complete Termination has occurred. Upon Complete Termination, Seller shall be authorized to file any UCC3 termination statements necessary for the release of liens on the Collateral and Purchaser shall take all necessary action required to release such lien. Seller understands that this provision constitutes a waiver of its rights under §9-513 of the UCC.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

23. Conflict. Unless otherwise expressly stated in any other agreement between Purchaser and Seller, if a conflict exists between the provisions of this Agreement and the provisions of such other agreement, the provisions of this Agreement shall control.

24. Severability. In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

25. Expenses. In addition to those expenses set forth in Section 7 herein, Seller agrees to reimburse Purchaser the actual amount of all costs and expenses, including reasonable attorneys’ fees and expenses, which Purchaser may incur (a) protecting, preserving or enforcing any lien, security or other right granted by Seller to Purchaser or arising under applicable law, whether or not suit is brought, including but not limited to the defense of Purchaser’s lien priority; (b) for travel and attorneys’ fees and expenses incurred in complying with any subpoena or other legal process in any way relating to Seller; and (c) for the actual amount of all costs and expenses, including reasonable attorneys’ fees, which Purchaser may incur in enforcing this Agreement, or in connection with any federal or state insolvency proceeding commenced by or against Seller, including those (i) arising out of an automatic stay, (ii) seeking dismissal or conversion of a bankruptcy proceeding or (iii) opposing confirmation of Seller’s plan thereunder. All expenses will be subtracted from the Reserve Account or if the Reserve Account balance is insufficient, payable by Seller upon demand by Purchaser. This provision shall survive termination of this Agreement.

26. Entire Agreement. This Agreement supersedes all prior or contemporaneous agreements and understandings between the Parties, verbal or written, express or implied, relating to the subject matter hereof. No promises of any kind have been made by Purchaser or any third party to induce Seller to execute this Agreement. No course of dealing, course of performance, or trade usage, and no parol evidence of any nature, shall be used to supplement or modify any terms of this Agreement.

27. Choice of Law. This Agreement shall be governed by, construed under, and enforced in accordance with the internal laws of the Chosen State.

28. Jury Trial Waiver. IN RECOGNITION OF THE HIGHER COSTS AND DELAY WHICH MAY RESULT FROM A JURY TRIAL, THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (a) ARISING HEREUNDER, OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

29. Venue; Jurisdiction. The Parties agree that any suit, action, or proceeding arising out of the subject matter or the interpretation, performance, or breach of this Agreement, shall, if Purchaser so elects, be instituted in the Courts of Orange County, Florida (each an “Acceptable Forum”). Each Party agrees that the Acceptable Forums are convenient to it, and each Party irrevocably submits to the jurisdiction of the Acceptable Forums, irrevocably agrees to be bound by any judgment rendered in connection with this Agreement and waives any and all objections to jurisdiction or venue that it may have under the laws of the Acceptable Forums or otherwise in those courts in any such suit, action, or proceeding. Should such proceeding be initiated in any other forum, Seller waives any right to oppose any motion or application made by Purchaser as a consequence of such proceeding having been commenced in a forum other than an Acceptable Forum.

30. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement, and any Party delivering such an executed counterpart of the signature page to this Agreement by such means to any other Party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other Party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

31. Notice. All notices required to be given to any Party shall be deemed given upon the first to occur of (i) transmittal sent by commercial overnight carrier, (ii) transmittal by electronic means to a receiver under the control of such Party; or (iii) actual receipt by such Party or an employee or agent of such Party. Notices shall be sent to the following addresses, or to such other addresses as each such Party may in writing hereafter indicate:

PURCHASER:	Alterna Capital Solutions LLC
2420 Lakemont Ave, Suite 350
Orlando, FL 32814
President, Eugene Stanley Carpenter
[***]

SELLER:	bluebird bio, inc.
Attention: Chief Legal Officer
455 Grand Union Boulevard
Somerville, MA 02145

32. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

33. Assignment. This Agreement shall not be assigned, pledged or hypothecated by either Party without the prior written consent of the other Party. Provided however, either Party may assign its rights under this agreement without the consent of the other Party, in the event of a Change of Control, in which there is a transfer of all or substantially all of the Eligible Accounts to a third party.

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

34. Confidentiality and Nondisclosure. The Parties agree that the terms of this Agreement, all business methods and trade secrets, and any and all other records and information clearly and specifically identified by the Applicable Party as confidential will be held in strict confidence and treated as the confidential property of the other Party. The Parties will not, except in the due performance of its duties or the enforcement of its rights under this Agreement, disclose any of the foregoing to any person, unless specifically authorized to do so in writing by the other Party or unless required by law, including, for the avoidance of doubt, any public filings made by Seller as a public company. The provisions of this Section shall survive the termination of this Agreement.

35. Time of the Essence. It is agreed that time is of the essence in all matters herein.

36. Service of Process. Seller agrees that Purchaser may affect service of process upon Seller by regular mail at the address set forth herein or at such other address as may be reflected in the records of Purchaser, or at the option of Purchaser by service upon Seller’s agent for the service of process.

37. Headings. The title of this Agreement and the subject headings of the sections and subsections of this Agreement are included for the purposes of convenience and shall not affect the construction of interpretation of any of its provisions.

38. Construction. This Agreement and all agreements relating to the subject matter hereof are the product of negotiation and preparation by and among each party and its respective attorneys and shall be construed accordingly.

IN WITNESS WHEREOF the Parties hereto have affixed their hands and seals on the day and year first above written.

SELLER: bluebird bio, inc.

By:	/s/ Christopher Krawtschuk
Name:	Christopher Krawtschuk
Title:	Chief Financial Officer

PURCHASER: Alterna Capital Solutions LLC

By:	/s/ Roger Allen
Name:	Roger Allen
Title:	Chief Operating Officer

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

SCHEDULE A

PERMITTED LIENS

[Intentionally Omitted]

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

EXHIBIT A

GENERAL RELEASE

[Intentionally Omitted]

Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

EXHIBIT B

[Intentionally Omitted]